EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board of Directors of
Capital Corp of the West:

We consent to the incorporation by reference Post-Effective Amendment No.1 to Registration Statement (No. 333-125891) on Form S-8 of Capital Corp of the West (the “Company”) of our reports dated March 14, 2007, with respect to the consolidated balance sheets of Capital Corp of the West and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of the Company.

/S/ KPMG LLP

 San Francisco, California
June 13, 2007